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Exhibit 12

THE ALLSTATE CORPORATION

COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

		For the Year Ended December 31,
(in millions)		2000		1999		1998		1997		1996
1.	Income from continuing operations before income taxes, equity in net income of unconsolidated subsidiary, and dividends on preferred securities of subsidiary trusts	$3,047		$3,907		$4,745		$4,434		$2,669
2.	Equity in income of 100% owned subsidiary	—		—		—		—		—
3.	Dividends from less than 50% owned subsidiary	—		—		1		2		2

4.	Income from continuing operations before income taxes (1+2+3)	$3,047		$3,907		$4,746		$4,436		$2,671

	Fixed Charges:
5.	Interest on indebtedness	$229		$129		$118		$100		$95
6.	Interest factor of annual rental expense	50		50		90		80		71

7.	Total fixed charges (5+6)	$279		$179		$208		$180		$166

8.	Dividends on redeemable preferred securities	63		59		59		59		6
9.	Total fixed charges and dividends on Redeemable preferred securities (7+8)	$342		$238		$267		$239		$172

10.	Income from continuing operations before income taxes and fixed charges (4+7)	$3,326		$4,086		$4,954		$4,616		$2,837

11.	Ratio of earnings to fixed charges (A)	9.7	X	17.2	X	18.6	X	19.3	X	16.5	X

12.	Interest credited to contractholder funds	$1,503		$1,362		$1,247		$1,209		$1,196
13.	Total fixed charges including dividends on Redeemable preferred securities and interest credited to contractholder funds (9+12)	$1,845		$1,600		$1,514		$1,448		$1,368

14.	Income from continuing operations before income taxes and fixed charges including interest credited to contractholder funds (4+7+12)	$4,829		$5,448		$6,201		$5,825		$4,033

15.	Ratio of earnings to fixed charges, including interest credited to contractholder Funds (14/13)	2.6	X	3.4	X	4.1	X	4.0	X	2.9	X

(A)
The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

E-31

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COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO